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Exhibit 99.5

FOR IMMEDIATE RELEASE	CONTACT:	David Tinkham Chief Financial Officer (312) 917-4288

HORIZON GROUP PROPERTIES, INC. SELLS
PARTNERSHIP INTERESTS

(Chicago, Illinois—December 27 2002)—Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today sold 145,349 limited partner units in Horizon Group Properties, L.P. to Pleasant Lake Apts., Ltd. Pursuant to a previously announced agreement. The purchase price was $5.16 per unit. Partners representing the majority ownership of Horizon Group Properties, L.P. approved amendments to the partnership agreement in connection with the transaction. Pleasant Lake Apts., Ltd. is an affiliate of Howard M. Amster, a current limited partner in Horizon Group Properties, L.P., the owner of approximately 29.5% of HGP's shares and a director of HGP.

        Based in Chicago, Illinois, Horizon Group Properties, Inc. has 11 factory outlet centers and one power center in 8 states totaling more than 2.5 million square feet.

        Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business. For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.5